Exhibit 99.4

LETTER TO CLIENTS OF BROKERS, DEALERS, COMMERCIAL BANKS, TRUST
COMPANIES, AND OTHER NOMINEES

Offer to Exchange Warrants to Acquire Shares of Class A Common Stock
of
indie Semiconductor, Inc.
for
Shares of Class A Common Stock
of
indie Semiconductor, Inc.
and
Consent Solicitation

THE OFFER AND CONSENT SOLICITATION (EACH AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON OCTOBER 20, 2023, OR SUCH LATER TIME AND DATE TO WHICH THE COMPANY MAY EXTEND THE OFFER. WARRANTS (AS DEFINED BELOW) TENDERED PURSUANT TO THE OFFER AND CONSENT SOLICITATION MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW). CONSENTS MAY BE REVOKED ONLY BY WITHDRAWING THE TENDER OF THE RELATED WARRANTS AND THE WITHDRAWAL OF ANY WARRANTS WILL AUTOMATICALLY CONSTITUTE A REVOCATION OF THE RELATED CONSENTS.

September 29, 2023

To Our Clients:

Enclosed are the prospectus/offer to exchange, dated September 29, 2023 (as it may be amended and supplemented from time to time, the “Prospectus/Offer to Exchange”), and the related letter of transmittal and consent (as it may be amended and supplemented from time to time, the “Letter of Transmittal and Consent”), which together set forth the offer of indie Semiconductor, Inc., a Delaware corporation (the “Company”), to each holder of the Company’s warrants to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), to receive 0.285 shares of Class A Common Stock in exchange for each warrant tendered by the holder and exchanged pursuant to the offer (the “Offer”). The Offer is made solely upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. The Offer will be open until 11:59 p.m., Eastern Time, on October 20, 2023, or such later time and date to which the Company may extend the Offer. The period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period.” The date and time at which the Offer Period ends is referred to as the “Expiration Date.”

The Offer is being made to all holders of:

•        the warrants that were (i) sold as part of the units in connection with the initial public offering of Thunder Bridge Acquisition II, Ltd. (“THBR”), the Company’s predecessor and a Cayman Islands exempted company consummated on August 13, 2019 (the “IPO”) (whether they were purchased in the IPO or thereafter in the open market) or (ii) initially issued as private placement warrants to certain parties in connection with the IPO that have been transferred to any person other than permitted transferees (collectively, the “public warrants”); and

•        the warrants that were issued to certain parties in a private placement in connection with the closing of the IPO that have not become public warrants as a result of being transferred to any person other than permitted transferees or upon conversion of certain working capital loans in connection with the consummation of the Company’s business combination that closed in June 2020 (collectively, the “private placement warrants” and, together with the public warrants, the “warrants”).

Each warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment. The public warrants are quoted on The Nasdaq Capital Market (the “Nasdaq”) under the symbol “INDIW.” As of September 28, 2023, a total of 27,374,887 warrants were outstanding, including our public warrants and private placement warrants.

Each holder whose warrants are exchanged pursuant to the Offer will receive 0.285 shares of Class A Common Stock for each warrant tendered by such holder and exchanged. Any warrant holder that participates in the Offer may tender less than all of its warrants for exchange.

No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of Class A Common Stock on the Nasdaq on the last trading day of the Offer Period, less any applicable withholding taxes. The Company’s obligation to complete the offer is not conditioned on the receipt of a minimum number of tendered public warrants.

Concurrently with the Offer, the Company is also soliciting consents from holders of the warrants to amend that certain warrant agreement, dated as of August 14, 2019, by and between the Company (as successor to THBR) and Continental Stock Transfer & Trust Company (“CST”), as warrant agent and as supplemented by that certain Assignment, Assumption and Amendment Agreement by and between THBR and CST, dated June 10, 2021 (together, the “Warrant Agreement”) to permit the Company to require that each warrant that is outstanding upon the closing of the Offer be exchanged for 0.2565 shares of Class A common stock, which is a ratio 10% less than the exchange ratio applicable to the Offer.

Pursuant to the terms of the Warrant Agreement, the proposed Warrant Amendment requires the vote or written consent of holders of at least a majority of the outstanding public warrants and private placement warrants.

Parties representing approximately 32% of the outstanding public warrants and private placement warrants have agreed to tender their public warrants and private placement warrants (as applicable) in the Offer and consent to the Warrant Amendment in the Consent Solicitation pursuant to a tender and support agreement. Accordingly, if holders of an additional approximately 18% of the outstanding warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described on the Offer and Consent Solicitation are satisfied or waived, then the Warrant Amendment will be adopted.

Holders of warrants may not consent to the Warrant Amendment without tendering warrants in the Offer and holders may not tender such warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of this Letter of Transmittal and Consent relating to the warrants and, therefore, by tendering warrants for exchange, holders will be delivering to us their consent to the Warrant Amendment. Warrant holders may revoke consent at any time prior to the Expiration Date by withdrawing the warrants holders have tendered in the Offer.

Warrants not exchanged for shares of our Class A Common Stock pursuant to the Offer will remain outstanding subject to their current terms, or amended terms if the Warrant Amendment is approved. If the Warrant Amendment is approved, the Company intends to require the exchange of all outstanding warrants for shares of Class A Common Stock as provided in the Warrant Amendment.

THE OFFER AND CONSENT SOLICITATION IS NOT MADE TO THOSE HOLDERS WHO RESIDE IN STATES OR OTHER JURISDICTIONS WHERE AN OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL.

Please follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal and Consent, to cause your warrants to be tendered for exchange pursuant to the Offer and provide consent to the Warrant Amendment.

On the terms and subject to the conditions of the Offer, the Company will allow the exchange of all warrants properly tendered before the Expiration Date and not properly withdrawn, at an exchange rate of 0.285 shares of Class A Common Stock for each warrant so tendered.

We are the owner of record of warrants held for your account. As such, only we can exchange and tender your warrants, and then only pursuant to your instructions. We are sending you the Letter of Transmittal and Consent for your information only; you cannot use it to exchange and tender warrants we hold for your account, nor to provide consent to the Warrant Amendment.

Please instruct us as to whether you wish us to tender for exchange any or all of the warrants we hold for your account, on the terms and subject to the conditions of the Offer.

Please note the following:

(1) Your warrants may be exchanged at the exchange rate of 0.285 shares of Class A Common Stock for every one of your warrants properly tendered for exchange.

(2) The Offer is made solely upon the terms and conditions set forth in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. In particular, please see “The Offer and Consent Solicitation — General Terms — Conditions to the Offer and Consent Solicitation” in the Prospectus/Offer to Exchange.

(3) By tendering your warrants for exchange, you are concurrently consenting to the Warrant Amendment. You may not consent to the Warrant Amendment without tendering your warrants in the Offer and you may not tender your warrants without consenting to the Warrant Amendment.

(4) The Offer and withdrawal rights will expire at 11:59 p.m., Eastern Time, on October 20, 2023, or such later time and date to which the Company may extend the Offer.

If you wish to have us tender any or all of your warrants for exchange pursuant to the Offer and Consent Solicitation, please so instruct us by completing, executing, detaching, and returning to us the attached Instructions Form. If you authorize us to tender your warrants, we will tender for exchange all of your warrants unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. Please note that the Offer and withdrawal rights will expire at 11:59 p.m., Eastern Time, on October 20, 2023, or such later time and date to which the Company may extend the Offer.

The board of directors of the Company has approved the Offer and Consent Solicitation. However, neither the Company nor any of its management, its board of directors, the dealer manager, the information agent, or the exchange agent for the Offer is making any recommendation as to whether holders of warrants should tender warrants for exchange in the Offer and Consent Solicitation. The Company has not authorized any person to make any recommendation. You should carefully evaluate all information in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent, and should consult your own investment and tax advisors. You must decide whether to have your warrants exchanged and, if so, how many warrants to have exchanged. In doing so, you should read carefully the information in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent.

Instructions Form
Offer to Exchange Warrants to Acquire Shares of Class A Common Stock
of
indie Semiconductor, Inc.
for
Shares of Class A Common Stock
of
indie Semiconductor, Inc.
and
Consent Solicitation

The undersigned acknowledges receipt of your letter and the enclosed prospectus/offer to exchange dated September 29, 2023 (the “Prospectus/Offer to Exchange”), and the related letter of transmittal and consent (as it may be amended and supplemented from time to time, the “Letter of Transmittal and Consent”), which together set forth the offer of indie Semiconductor, Inc., a Delaware corporation (the “Company”), to each holder of the Company’s warrants to purchase the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”).

The undersigned hereby instructs you to tender for exchange the number of warrants indicated below or, if no number is indicated, all warrants you hold for the account of the undersigned, on the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent.

By participating in the Offer, the undersigned acknowledges that: (i) the Offer and Consent Solicitation are made solely only upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent; (ii) upon and subject to the terms and conditions set forth in the Prospectus/Offer to Exchange and the Letter of Transmittal and Consent, warrants properly tendered and accepted and not validly withdrawn constitute the undersigned’s validly delivered consent to the Warrant Amendment; (iii) the Offer will be open until 11:59 p.m., Eastern Time, on October 20, 2023, or such later time and date to which the Company may extend the Offer (the period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period”); (iv) the Offer is established voluntarily by the Company, it is discretionary in nature, and it may be extended, modified, suspended, or terminated by the Company as provided in the Prospectus/Offer to Exchange; (v) the undersigned is voluntarily participating in the Offer and is aware of the conditions of the Offer; (vi) the future value of the Class A Common Stock and the warrants is unknown and cannot be predicted with certainty; (vii) the undersigned has received and read the Prospectus/Offer to Exchange and the Letter of Transmittal and Consent; and (viii) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax, or other tax-related items (“Tax Items”) related to the Offer and the disposition of warrants, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains the responsibility solely of the undersigned. In that regard, the undersigned authorizes the Company to withhold all applicable Tax Items legally payable by the undersigned.

Number of warrants to be exchanged by you for the account of the undersigned: _______________

*       No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of the Class A Common Stock on The Nasdaq Global Market on the last trading day of the Offer Period, less any applicable withholding taxes. The Company’s obligation to complete the offer is not conditioned on the receipt of a minimum number of tendered warrants.

**     Unless otherwise indicated it will be assumed that all warrants held by us for your account are to be exchanged.

**
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